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                                                            Exhibit(a)(5)(xviii)

                 [LETTERHEAD OF NORTHROP GRUMMAN CORPORATION]

NEWS
Northrop Grumman
                                                              Contact:  Jim Taft
                                                                  (310) 201-3335
For Immediate Release

NORTHROP GRUMMAN COMPLETES
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TENDER OFFER FOR LITTON INDUSTRIES INC.
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Acquisition Creates $15 Billion Top-Tier Global Defense Enterprise

     LOS ANGELES -- April 3, 2001 -- Northrop Grumman Corporation (NYSE: NOC) announced today that it has completed the purchase of all tendered shares of Litton Industries Inc. common and Series B preferred stock, after receiving all required U.S. and international governmental and regulatory approvals.

     "Today marks an exciting new chapter in Northrop Grumman's 60-year history," said Kent Kresa, Northrop Grumman's chairman, president and chief executive officer. "The Litton acquisition creates a $15 billion, top-tier global defense enterprise with 80,000 employees worldwide. Without question, the global military environment has changed. So, too, has Northrop Grumman," Mr. Kresa added. "With Litton, we have solidified our position in major growth segments of the 21st century defense marketplace."

     Mr. Kresa said Litton is a superb strategic fit that offers tremendous synergies with existing Northrop Grumman businesses. "Together, we form an extraordinary team of men and women who share a proud history of achievement and the promise of future accomplishments," he noted.

     "Litton elevates Northrop Grumman to a defense electronics powerhouse and one of the largest providers of information technology for the federal government," Mr. Kresa said. "It also gives us the new prime capability of shipbuilding, making us the largest supplier of non-nuclear surface ships for the U.S. Navy. Litton also adds world-class capabilities in the commercial electronics arena."

                                    -more-

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NORTHROP GRUMMAN COMPLETES
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TENDER OFFER FOR LITTON INDUSTRIES INC.
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     Northrop Grumman said with continued strong growth from existing businesses and the Litton acquisition, the company's revenues are expected to double to $15 billion in 2001 and to $18 billion in 2003. The company also expects double-digit increases in its economic earnings (excluding pension income, amortization of goodwill and other purchased intangibles) through 2003.

     Mr. Kresa said he was particularly pleased that Northrop Grumman closed the transaction a few days after the end of the first quarter, meeting the goal set when the acquisition was announced on Dec. 21, 2000. The integration of Litton's businesses into Northrop Grumman will begin immediately and should be completed by the end of this year.

     The company received early termination notice for the acquisition on March 30, 2001, from the Federal Trade Commission under the Hart-Scott-Rodino Act. Previously, the European Commission approved the transaction on March 23, 2001. The tender offer for Litton's common and preferred stock expired April 2, 2001, at midnight E.D.T.

     To welcome Litton employees to Northrop Grumman, Mr. Kresa is touring Litton's facilities, beginning today in Pascagoula, Miss., home of the Ingalls shipyard. On the trip, he will also visit the Avondale shipyard in New Orleans, La.; meet with employees of PRC and TASC in the Washington, D.C., area; address employees of Interconnect Technologies in Springfield, Mo.; and welcome employees of three defense electronics divisions based in the Los Angeles area.

     Under a definitive agreement signed by the two companies, the value of the Litton acquisition is approximately $5.1 billion, which includes the assumption of Litton's $1.3 billion in net debt.

     Northrop Grumman has been advised by the depository, Equiserve Trust Co., NA, that as of midnight E.D.T. on April 2, 2001, in excess of 90 percent of the outstanding shares of Litton Industries common stock and in excess of 50 percent of the shares of Series B preferred stock had been validly tendered, including tender by guarantees of delivery.

     The company said it will move promptly to complete the acquisition of the remaining shares of Litton's common stock pursuant to the merger agreement signed Jan. 23, 2001.

                                    -more-

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                                                                          Page 3
NORTHROP GRUMMAN COMPLETES
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TENDER OFFER FOR LITTON INDUSTRIES INC.
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Following the acquisition, those shares of Litton not tendered under the tender offer will be converted into the right to receive $80 per share in cash.
Litton's Series B preferred shares will not be affected in the merger.

     Northrop Grumman Corporation is a $15 billion, global aerospace and defense company with its worldwide headquarters in Los Angeles. Northrop Grumman provides technologically advanced, innovative products, services and solutions in defense and commercial electronics, systems integration, information technology and non-nuclear shipbuilding and systems. With 80,000 employees and operations in 44 states and 25 countries, Northrop Grumman serves U.S. and international military, government and commercial customers.

Note: Certain statements and assumptions in this release contain or are based on "forward-looking" information and involve risks and uncertainties. Such "forward-looking" information includes the statements above as to the impact of the Litton acquisition on revenues and earnings. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the company's control. These include the company's ability to successfully integrate the operations of Litton, assumptions with respect to future revenues, expected program performance and cash flows, the outcome of contingencies including litigation, environmental remediation, divestitures of businesses, and anticipated costs of capital investments. The company's operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. Government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon factors, including, without limitation, the company's successful performance of internal plans; government customers' budgetary restraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; product performance; continued development and acceptance of new products; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes; legal, financial, and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support and information technology; as well as other economic, political and technological risks and uncertainties and other risk factors set out in the company's filings from time to time with the Securities and Exchange Commission, including, without limitation, the company's reports on Form 10-K and Form 10-Q.

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                                                                         0401-55

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Northrop Grumman Corporation (formerly NNG, Inc.) has filed a Registration
Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") in connection with its offer to purchase or exchange all of the outstanding capital stock of Litton Industries, Inc. Litton stockholders should read such Registration Statement and any other relevant documents filed with the SEC carefully before making any decisions with respect to the offer to purchase or exchange because these documents contain important information. Copies of the Registration Statement and any related documents filed with the SEC can be obtained free of charge at the website maintained by the SEC at www.sec.gov.